Exhibit 99.3

Summary English Translation of Merger Agreement dated December 2006

Party A: Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd. (“SIM-BCD”)

Address: 800 Yishan Road, Shanghai

Party B: MEMS Manufacturing (Shanghai ) Co., Ltd. (“MEMS”)

Address: 800 Yishan Road, Shanghai

Party C: Advanced Analog Circuits (Shanghai) Corporation (“Advanced Analog”)

Address: Building 8, Block B, 900 Yishan Road Shanghai

Party A, Party B and Party C are each referred to as a “Party” and collectively the “Parties” below.

In view of the needs for business development, the Parties hereto agree to merge on the following terms.

I. Form of Merger

The Parties agree that this merger shall be made by absorption, i.e. MEMS and Advanced Analog will be merged into SIM-BCD.

II. Name, Domicile and Legal Representative after the Merger

The name, domicile and legal representative shall remain unchanged after the merger as follows:

Name: Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

Domicile: 800 Yishan Road, Shanghai

Legal Representative: Yanliang Liu

III. Total Investment and Registered Capital after the Merger

After the merger of the Parties, SIM-BCD’s registered capital shall be changed from US$33.33 million to US$45.83 million; and the total investment shall be changed from US$60 million to US$85 million.

IV. Business Scope after the Merger:

The design, development and production of semiconductor integrated circuits such as power,

analog, high frequency and sensor circuits and relevant devices; the sale of self-made products (subject to license where a license is required); and the provision of after-sale services such as technological consulting and technological training.

V. Assumption of Claims and Liabilities:

After the merger, MEMS’s claims and liabilities shall be assumed by SIM-BCD.

After the merger, Advanced Analog’s claims and liabilities shall be assumed by SIM-BCD.

VI. Staffing Arrangements:

After the merger, all employees of MEMS and Advanced Analog shall be retained by SIM-BCD and assigned properly.

VII. Liability for Breach:

For any Party’s breach of this Agreement causing losses to the other Parties, such Party shall take legal and timely remedial measures or make compensation. If the merger cannot proceed due to the disapproval of the Parties’ respective shareholders or the disapproval of the regulatory authority or any other reason that the Parties cannot control, no Party shall be liable for breach of this Agreement. Nevertheless, the Parties shall equally bear such expenditures as the expenses incurred for the merger.

VIII. Dispute Resolution:

This Agreement shall be governed by the laws of the People’s Republic of China.

All disputes in connection with this Agreement shall be settled through discussions. If no agreement can be reached through discussions, such disputes shall be submitted to Shanghai Arbitration Commission for arbitration. The arbitration award shall be final and binding upon all Parties. The arbitration costs shall be borne by the losing Party.

IX. Miscellaneous

This Agreement is entered into by the Parties on             , 2006. Upon adoption of this Agreement by the Parties respective shareholders, the balance sheets and property lists of the Parties as of             , 2006 shall be prepared and an application for merger shall be promptly submitted to the regulatory authority. SIM-BCD shall be responsible for the other procedures such as the merger application, but MEMS and Advanced Analog shall actively cooperate with SIM-BCD in this process. All costs and expenses incurred in connection with the merger procedures shall be jointly borne by the Parties. For matters not covered herein, the Parties may enter into a supplemental agreement.

(Signature Page)

Party A: Shanghai SIM-BCD Semiconductor Manufacturing Co., Ltd.

Legal Representative (or Authorized Representative)

Party B: MEMS Manufacturing (Shanghai) Co. Ltd.

Legal Representative (or Authorized Representative)

Party C: Advanced Analog Circuits (Shanghai) Corporation

Legal Representative (or Authorized Representative)